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For Further Information:

Gregory G. Fehr, Kenneth A. Minor, Michael D. Picchi
Fruehauf Trailer Corporation
(317) 630-3000


      FRUEHAUF TRAILER ANNOUNCES CHAPTER 11 FILING;
                    DIRECTOR CHANGES

      Indianapolis, Indiana -- October 7, 1996 --
Fruehauf Trailer Corporation (NYSE:FTC) announced today that the Company and certain of its subsidiaries have filed voluntary petitions for relief under chapter 11 of the U.S. Bankruptcy Code in the District of Delaware.
The filings will restore liquidity by permitting improved financing arrangements and relieving the Company from certain funding requirements. These filings did not include the Company's Mexican operating subsidiary, Fruehauf de Mexico S.A. de C.V.

      The Company announced a $55 million
debtor-in-possession financing facility provided by an affiliate of Cerberus Partners, L.P. The line of credit, which is subject to court approval, will be utilized to repay indebtedness under the Company's
Revolving Credit Facility and meet immediate and future inventory needs, satisfy existing customer and employee obligations, pay promptly new vendor invoices and operate its business. In addition, Fruehauf will continue to manufacture, service and distribute trailers and parts throughout its Company-owned branch and authorized independent dealer network.

      Derek L. Nagle, President, commented: "We will continue to provide the highest possible level of service to our customers, including warranty and aftermarket service and parts. The new financing is intended to provide the necessary liquidity to continue business during the reorganization."

                  Director Changes

      The Company also announced the resignations of Raymond J. Dempsey, Anthony Miller and Richard Nevins from the Board of Directors, effective with the consummation of the debtor-in-possession facility.
Thomas B. Roller, Timothy J. Wiggins, William P. Panny and Marvin B. Rosenberg previously resigned from the Board. The Company will have a four member Board consisting of Chriss W. Street, Worth W. Frederick and two additional directors to be appointed to fill the vacancies.

      Fruehauf Trailer Corporation is a manufacturer of truck trailers, producing, marketing, and servicing the industry's widest range of dry freight van, refrigerated van, platform, dump and liquid and dry bulk tank trailers. Among the largest suppliers of trailer parts in North America, Fruehauf products are sold throughout the truck trailer industry's largest Company-owned dealer and authorized independent dealer network in North America.

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